Exhibit 99.1

For Release:

Tuesday, July 31, 2007

4:00 p.m. Eastern

HouseValues Announces Second Quarter Results

KIRKLAND, Wash. – July 31, 2007 – HouseValues, Inc. (NASDAQ: SOLD) today announced results for the quarter ended June 30, 2007.

Results from continuing operations are as follows:

•	Revenue was $16.0 million for the second quarter of 2007, compared to $22.4 million for the second quarter of 2006.

•	Total expenses decreased to $17.1 million from $20.5 million in the second quarter of 2006, primarily reflecting reduced sales and marketing costs.

•	Net loss was $0.3 million compared to net income of $2.5 million in the second quarter of 2006.

•	Adjusted EBITDA — was $0.9 million compared to $4.2 million in the second quarter of 2006.

•	Loss per diluted share was $0.01, compared to earnings per diluted share of $0.09 in the second quarter of 2006.

Prior period results have been restated to reflect continuing operations consistent with the company’s decision announced earlier this year to discontinue its mortgage lead business.

On a sequential quarter basis results from continuing operations are as follows:

•	Revenue was $16.0 million in the second quarter of 2007 compared to $17.8 million in the first quarter of 2007, primarily reflecting fewer real estate agent customers.

•	Total expenses of $17.1 million compared to $20.5 million in the first quarter of 2007, which included $0.8 million of severance-related charges.

•	Adjusted EBITDA of $0.9 million in the second quarter compared to $0.3 million in the first quarter, which included $0.4 million in severance.

The sequential quarter improvement in total expenses and adjusted EBITDA despite lower revenue primarily reflect the company’s cost management efforts. Additionally, the company successfully renegotiated a key marketing agreement which resulted in a one-time $0.4 million benefit during the second quarter.

Including discontinued operations, the net loss for the second quarter of 2007 was $0.2 million, or $0.01 loss per diluted share, compared to net loss for the first quarter of 2007 of $1.2 million or $0.05 loss per diluted share.

HouseValues ended the second quarter with $74 million in cash, cash equivalents and short term investments. The company considers its strong balance sheet to be a strategic asset that it intends to deploy opportunistically to enhance shareholder value. To protect this asset, the company continues to adapt to changing market conditions by better aligning its expenses with expected revenue.

Market Conditions Prompt Cost Reductions

The company believes that recent business challenges reflect agents’ reduced propensity to invest in marketing as transaction volumes have continued to slow in many major markets. In June, existing home sales were 25 percent lower in California and 30 percent lower in Florida than a year ago. Many industry observers now believe that this trend in home sales will continue for some time. As a result, HouseValues announced today a company-wide reduction in staff that is primarily focused on the closure of its Yakima call center facility. The company expects severance and costs related to Yakima operating lease and assets in the third quarter. These actions are expected to provide approximately $9 million in annualized savings on operating expense structure, while retaining the company’s ongoing investments in products, customers and the ability to target its most profitable markets.

Record Level of Long-Term Successful Customers

The company’s customer retention rate improved in the second quarter compared to the first quarter. Additionally, customers with two or more years of tenure on the HouseValues system once again increased to a record number in the second quarter.

Conference Call

HouseValues will host a conference call and live Webcast to discuss these financial results at 4:30 p.m. Eastern time. To listen to the live conference call, please dial 913-981-5582. A live webcast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com. An audio replay of the call will also be available to investors beginning at 7:30 p.m. ET on July 31 through 11:59 p.m. on August 3 by dialing 719-457-0820 and entering the passcode 9663480#.

Forward Looking Statements

This release contains forward looking statements relating to the company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include its ability to retain and increase its customer base, to respond to competitive threats and real estate market conditions, to manage lead generation and other costs, and to expand into new lines of business. Please refer to the company’s 2006 Form 10-K filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measures

Adjusted EBITDA from continuing operations is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before results of discontinued operations, net interest, income taxes, depreciation, amortization, and stock-based compensation. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our operations. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net (loss) income, the most comparable GAAP measure, to Adjusted EBITDA from continuing operations.

HouseValues, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended
	June 30, 2007	March 31, 2007	June 30, 2006
Net (loss) income	$(167)	$(1,204)	$1,894
Less
Interest income, net	751	586	690
Add
(Gain) loss on discontinued operations	(119)	36	630
Depreciation and amortization of property and equipment from continuing operations	1,354	1,413	1,116
Amortization of intangible assets from continuing operations	16	395	213
Stock-based compensation from continuing operations	724	1,234	1,018
Income tax benefit from continuing operations	(112)	(945)	—

Adjusted EBITDA from continuing operations	$945	$343	$4,181

About HouseValues Inc.

Founded in 1999, HouseValues, Inc. (NASDAQ: SOLD) is a leader in providing comprehensive and proven marketing and business solutions to the nation’s most successful real estate professionals. The company operates a network of real estate Web sites, which combined with award-winning customer CRM tools, personalized training and coaching, and robust networking and community products, provides real estate agents with everything they need to profitably grow their business. Learn more at www.housevaluesinc.com and www.agentsuccessnetwork.com.

SOLD: FINANCIAL

Investor Contact:

Mark Lamb

Director of Investor Relations

HouseValues Inc.

425.952.5801

markl@housevalues.com

Press Contact:

Hugh Siler

Siler & Company for HouseValues Inc.

949.646.6966

hugh@silerpr.com

#FINANCIAL STATEMENTS FOLLOW#

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues	$15,984	$22,351	$33,822	$45,585
Expenses:
Sales and marketing (1)	10,241	13,709	22,628	27,550
Technology and product development (1)	2,507	2,528	5,297	5,364
General and administrative (1)	3,015	2,951	6,567	6,053
Depreciation and amortization of property and equipment	1,354	1,116	2,767	2,130
Amortization of intangible assets	16	213	411	426

Total expenses	17,133	20,517	37,670	41,523

(Loss) income from operations	(1,149)	1,834	(3,848)	4,062
Interest income, net	751	690	1,337	1,294

(Loss) income before income tax expense	(398)	2,524	(2,511)	5,356
Income tax (benefit) expense	(112)	—	(1,057)	797

Net (loss) income from continuing operations	(286)	2,524	(1,454)	4,559
Discontinued operations
Gain (loss) from operations of discontinued segment	183	(970)	127	(1,378)
Income tax expense (benefit)	64	(340)	44	(483)

Gain (loss) on discontinued operations	119	(630)	83	(895)

Net (loss) income	$(167)	$1,894	$(1,371)	$3,664

Net (loss) income per share:
Basic:
Continuing operations	$(0.01)	$0.10	$(0.06)	$0.18
Discontinued operations	$—	$(0.02)	$—	$(0.03)

Total	$(0.01)	$0.07	$(0.06)	$0.14

Diluted:
Continuing operations	$(0.01)	$0.09	$(0.06)	$0.17
Discontinued operations	$—	$(0.02)	$—	$(0.03)

Total	$(0.01)	$0.07	$(0.06)	$0.13

Number of shares used in per share calculations for continuing operations:
Basic	24,607	25,929	24,518	25,870

Diluted	24,607	27,272	24,518	27,371

(1) Stock-based compensation is included in the expense line items above in the following amounts:

	2007	2006	2007	2006
Sales and marketing	$122	$183	$352	$501
Technology and product development	147	207	262	348
General and administrative	455	628	1,344	1,130
Discontinued operations	—	78	19	169

	$724	$1,096	$1,977	$2,148

HouseValues, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$38,821	$49,376
Short-term investments	35,135	28,400
Accounts receivable, net of allowance of $34 and $161	37	416
Prepaid expenses and other assets	2,323	1,747
Deferred income taxes	1,710	1,643
Prepaid income taxes	1,087	2,254

Total current assets	79,113	83,836
Property and equipment, net of accumulated depreciation of $11,420 and $8,803	10,341	11,469
Goodwill	3,605	3,605
Intangible assets, net of accumulated amortization of $2,226 and $2,439	204	626
Deferred income taxes and other noncurrent assets	2,097	1,826

Total assets	$95,360	$101,362

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$414	$3,201
Accrued compensation and benefits	2,216	3,185
Accrued expenses and other current liabilities	2,595	5,057
Deferred rent, current portion	289	289
Deferred revenue	610	1,141

Total current liabilities	6,124	12,873
Deferred rent, less current portion	908	1,094
Note payable	1,807	1,742

Total liabilities	8,839	15,709
Shareholders’ equity:
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 24,644,670 and 24,410,843 shares at June 30, 2007 and December 31, 2006, respectively	65,454	63,215
Retained earnings	21,067	22,438

Total shareholders’ equity	86,521	85,653

Total liabilities and shareholders’ equity	$95,360	$101,362

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six months ended June 30,
	2007	2006
Cash flows from operating activities:
Net (loss) income	$(1,371)	$3,664
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization of property and equipment	2,767	2,130
Amortization of intangible assets	411	805
Stock-based compensation	1,977	2,148
Excess tax benefit from exercises of stock options	(48)	—
Deferred income tax benefit	(239)	(703)
Changes in certain assets and liabilities
Accounts receivable	379	(50)
Prepaid expenses and other assets	(1,278)	818
Prepaid income taxes	864	3
Other noncurrent assets	(88)	—
Accounts payable	(1,981)	(231)
Accrued compensation and benefits	(969)	(911)
Accrued expenses and other current liabilities	(2,397)	1,207
Deferred rent	(186)	(159)
Deferred revenue	(531)	(101)

Net cash (used in) provided by operating activities	(2,690)	8,620

Cash flows from investing activities:
Purchases of short-term investments	(16,645)	(5,000)
Sales of short-term investments	9,910	65
Purchases of property and equipment	(1,688)	(5,619)
Additions to intangible assets	—	(48)
Acquisition of SOAR Solutions, Inc., net of cash acquired	—	(1,287)

Net cash used in investing activities	(8,423)	(11,889)

Cash flows from financing activities:
Proceeds from exercises of stock options and warrants	510	567
Excess tax benefit from exercises of stock options	48	305

Net cash provided by financing activities	558	872

Net decrease in cash and cash equivalents	(10,555)	(2,397)

Cash and cash equivalents at beginning of period	49,376	59,234

Cash and cash equivalents at end of period	$38,821	$56,837